  EX-99.1
News
Release

Vectren Corporation
P.O. Box 209
Evansville, IN 47702-0209

FOR IMMEDIATE RELEASE

February 24, 2006

CONTACTS:  Mike Roeder, Director - Corporate Communications, 812-491-4143, mroeder@vectren.com
Steve Schein, Vice President - Investor Relations, 812-491-4209, sschein@vectren.com

Vectren gains approval for additional environmental improvements

A ruling by the Indiana Utility Regulatory Commission (IURC) this week means cleaner air for Southwestern Indiana and additional jobs as construction is set to begin on two additional environmental projects for Vectren Energy Delivery of Indiana South (a subsidiary of Vectren Corporation NYSE: VVC).

The new multi-emission settlement between Vectren and the Indiana Office of Utility Consumer Counselor (OUCC) ensures Vectren's electric generation fleet will be 100 percent scrubbed for sulfur dioxide (SO2), 90 percent scrubbed for nitrogen oxide (NOx), and will further reduce mercury to meet new mercury reduction requirements. This level of emissions reductions makes Vectren an industry leader in its environmental stewardship efforts.

"Environmental stewardship continues to be a core value of our business. This plan further demonstrates that commitment and provides opportunity to continue utilizing Indiana coal to provide efficient and low-cost energy to our local customers," said Carl Chapman, Vectren's executive vice president and chief operating officer.

The project consists of expenditures of approximately $110 million to fund the construction of a flue gas desulfurization system (scrubber) at Warrick Unit 4 which Vectren co-owns with ALCOA, scheduled for completion by 2010, and the installation of a fabric filter at Culley 3, scheduled to be complete by mid-2007. Both projects will begin during 2006 and employ several hundred construction workers.

"Our multi-emission control strategy enables us to use improved technologies to reduce several emissions at the same time," Chapman said. "These large construction projects must be planned around maintenance and planned outages at the plants and will be completed during the next several years. This additional capital investment positions our plants to continue to use local coal reserves and operate in an environmentally responsible manner."

The IURC approval includes a cost recovery mechanism to spread the cost over multiple years to minimize customer impact. When fully implemented, this proposal would mean an approximate 6 to 8 percent increase for a typical Vectren residential electric customer.

On March 10, 2005, the U.S. Environmental Protection Agency (EPA) issued its Clean Air Interstate Rule (CAIR). The new CAIR rule mandates state implementation plan revisions in 29 states, including Indiana, requiring further reductions of NOx and SO2 beyond those currently required in the NOx SIP Call and Acid Rain Program. Similarly, on March 15, 2005, EPA finalized its Clean Air Mercury Rule (CAMR). The CAMR establishes a market-based cap and trade approach under which each state is assigned a mercury emission budget to be allocated among generation units within the state. Under the new CAMR, nationwide mercury emission will be reduced 70 percent from current levels.

By using a combination of scrubbers, fabric filters and the recently installed selective catalytic reduction devices (SCRs), Vectren will have the best available mercury reduction equipment in place. These projects also should help to alleviate PM2.5 (fine particulate, dust and aerosols) non-attainment in Southwestern Indiana.
SCRs remove NOx from the flue gas created from the combustion of coal by electric generating facilities. Both the scrubber and fabric filter are advanced technologies designed to reduce air emissions from existing sources fueled by coal. In this case, the construction of a scrubber and fabric filter will allow Vectren the continued use of these two low-cost units (Warrick 4 and Culley 3) for baseload generation.

Vectren owns and operates 1351 MW of total generating capacity. Vectren's baseload units include the following: A.B. Brown 1, 250 (MW); A.B. Brown 2, 250 (MW); Culley 1, 46 (MW); Culley 2, 90 (MW); Culley 3, 270 (MW); Warrick 4, 150 (MW) (represents Vectren's 1/2 interest in Warrick 4 - a 300 MW unit co-owned with Alcoa Corporation). Vectren also has 295 MW of gas-fired peaking capacity.

Vectren’s first Environmental Stewardship Report is currently available for download at www.vectren.com.

Vectren Corporation is an energy and applied technology holding company headquartered in Evansville, Indiana. Vectren's energy delivery subsidiaries provide gas and/or electricity to over one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren's non-regulated subsidiaries and affiliates currently offer energy-related products and services to customers throughout the Midwest and Southeast. These include gas marketing and related services; coal production and sales; and utility infrastructure services. To learn more about Vectren, visit www.vectren.com.